EXHIBIT 99.1

NEWS RELEASE	For further information contact:
May 15, 2007	Daniel L. Krieger, Chairman
(515) 232-6251
Dan.Krieger@amesnational.com

Ames National Corporation Appoints a
New President and Chief Executive Officer

Ames, Iowa.  On May 10, 2007, Thomas H. Pohlman was appointed President and Chief Executive Officer of Ames National Corporation.

Pohlman joined First National Bank, the Corporation’s lead bank subsidiary, in 1998 as Senior Vice President after spending over 20 years in banking.  He was promoted to Executive Vice President in December of 1998 and President in 1999.  In 2006, Pohlman was appointed Executive Vice President and Chief Operating Officer for Ames National Corporation.  Prior to joining the organization, Pohlman served as President of State-Wide Banking at Norwest Bank, Iowa.  He is a graduate of Morningside College in Sioux City, Iowa.  Pohlman’s level of proven banking experience in commercial, retail and private banking as well as extensive work in lending and marketing is a great asset to the Corporation.

Pohlman is an active community leader.  He currently serves on the Ames Economic Development Commission (AEDC) board and executive committee, as the Rotary District 6000 Treasurer and on the Iowa Bankers Mortgage Corporation board.  He is a past Ames Chamber of Commerce president and past United Way of Story County president and campaign chair.

Pohlman will fill the position formerly held by Daniel L. Krieger who will continue to serve as Chairman of the Ames National Corporation Board of Directors.  In addition to his role at Ames National Corporation, Krieger currently serves as Chairman of the Iowa Bankers Association.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO.  The Corporation affiliate banks include: First National Bank, Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada, Randall-Story State Bank, Story City, and United Bank & Trust, Marshalltown.  Additional information about Ames National Corporation can be found at www.amesnational.com.